Exhibit 99.1 - Earnings Release – Second fiscal quarter ended March 25, 2012.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports results for second fiscal quarter

DAVENPORT, Iowa (April 17, 2012) — Lee Enterprises, Incorporated (NYSE: LEE) reported today for its second fiscal quarter ended March 25, 2012, a loss of 54 cents per diluted common share, compared with a loss of 3 cents a year ago. Excluding refinancing and reorganization costs along with other unusual matters, adjusted loss per diluted common share(1) was 3 cents, compared with a loss of 2 cents a year ago. Operating cash flow(2) increased 9.1% to $32.1 million.

Mary Junck, chairman and chief executive officer said: “Year over year revenue trends improved modestly in the March quarter, in line with previous guidance.  Digital advertising revenue again exhibited strong growth, up nearly 10%, the ninth consecutive quarter of growth in this category.  At the same time, we continue to transform our business, which allowed us to reduce cash costs 6.1% in the March quarter, exceeding the high end of our forecast.  As a result, both operating cash flow and operating income increased.”

Junck added: “We continue moving rapidly forward on both digital and print initiatives.  Just in the last few weeks, we agreed to participate in a venture to bring advertising preprints into the digital marketplace.  We also rolled out a major upgrade of mobile applications, improving the delivery of news and advertising in all 52 of our daily newspaper markets.  And our pay for digital content initiative is on track to have most enterprises operating paid sites by the end of this year, with 10 more launched this summer. We expect that fast pace to continue for some time as our business evolves in the digital age.”

SECOND QUARTER OPERATING RESULTS

Operating revenue for the quarter totaled $172.3 million, a decrease of 3.6% compared with a year ago. Combined print and digital advertising revenue decreased 5.3% to $117.5 million, with retail advertising down 3.5%, classified down 7.1% and national down 9.7%. Combined print and digital classified employment revenue decreased 0.3%, while automotive decreased 3.9%, real estate decreased 12.2% and other classified decreased 11.5%. Digital advertising revenue on a stand-alone basis increased 9.9% to $15.7 million. Print revenue on a stand-alone basis decreased 7.3%. Circulation revenue increased 0.1%.

Lee's websites and mobile and tablet products attracted 25.9 million unique visitors in the month of March 2012, an increase of 3.7% from a year ago. Mobile page views in March increased 174% to 43.9 million.

Operating expenses, excluding depreciation, amortization and unusual matters, decreased 6.2%. Compensation decreased 5.2%, with the average number of full-time equivalent employees down 7.5%. Newsprint and ink expense decreased 11.9%, a result of a reduction in newsprint volume of 9.5%. Other operating expenses decreased 6.0%. Excluding a 53rd week of business activity, 2012 fiscal year operating expenses, excluding depreciation, amortization and unusual matters are expected to decrease 3.5-4.5%(3) from the comparative 2011 level, in line with previous guidance.

Operating cash flow increased 9.1% from a year ago to $32.1 million. Operating cash flow margin(2) increased to 18.6% from 16.5% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, the company recognized operating income of $16.5 million, compared with $14.1 million a year ago. Non-operating expenses, primarily interest expense and debt financing costs, increased 37.5%, due to higher interest rates. The company recognized $36.6 million of reorganization costs in the quarter, resulting in a loss attributable to Lee Enterprises, Incorporated of $26.6 million, compared with a loss of $1.5 million a year ago. Approximately $23.2 million of refinancing costs will be amortized over the term of the related debt as a yield adjustment.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

Unusual matters affecting year-over-year comparisons include debt financing costs in both years, reorganization costs in the current year and a non-cash curtailment gain in the prior year. The following table summarizes the impact from unusual matters on loss attributable to Lee Enterprises, Incorporated and loss per diluted common share. Per share amounts may not add due to rounding.

	13 Weeks Ended
	March 25 2012		March 27 2011
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Loss attributable to Lee Enterprises, Incorporated, as reported	(26,625)	(0.54)	(1,472)	(0.03)
Adjustments:
Curtailment gain	—		(1,991)
Debt financing and reorganization costs	38,677		1,895
Other, net	537		477
	39,214		381
Income tax effect of adjustments, net, and unusual tax matters	(13,850)		182
	25,364	0.51	563	0.01
Loss attributable to Lee Enterprises, Incorporated, as adjusted	(1,261)	(0.03)	(909)	(0.02)

YEAR TO DATE OPERATING RESULTS

Operating revenue for the 26 weeks ended March 25, 2012 totaled $371.8 million, a decrease of 3.8% compared with a year ago. Combined print and digital advertising revenue decreased 5.7% to $260.0 million, with retail advertising down 4.6%, classified down 8.4% and national down 3.4%. Combined print and digital classified employment revenue decreased 0.4%, while automotive decreased 4.0%, real estate decreased 15.2% and other classified decreased 13.4%. Digital advertising revenue on a stand-alone basis increased 10.2% to $31.9 million. Print revenue on a stand-alone basis decreased 7.6%. Circulation revenue increased 1.4%.

Operating expenses, excluding depreciation, amortization and unusual matters, decreased 5.6%. Compensation decreased 5.5%, with the average number of full-time equivalent employees down 7.4%. Newsprint and ink expense decreased 8.5%, a result of a reduction in newsprint volume of 7.6%. Other operating expenses decreased 5.0%.

Operating cash flow increased 2.5% from a year ago to $85.6 million. Operating cash flow margin increased to 23.0% from 21.6% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, the company recognized operating income of $55.7 million, compared with $63.3 million a year ago. Non-cash curtailment gains totaling $12.2 million were recognized in the prior year, accounting for the decrease. Non-operating expenses, primarily interest expense and debt financing costs, increased 15.0%, due to higher interest rates. The company recognized $37.9 million of reorganization costs, resulting in a loss attributable to Lee Enterprises, Incorporated of $12.1 million, compared with income of $17.5 million a year ago.

ADJUSTED EARNINGS AND EPS FOR YEAR TO DATE

Unusual matters affecting year-over-year comparisons include debt financing costs in both years, reorganization costs in the current year and curtailment gains in the prior year. The following table summarizes the impact from unusual matters on income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per diluted common share. Per share amounts may not add due to rounding.

	26 Weeks Ended
	March 25 2012		March 27 2011
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income (loss) attributable to Lee Enterprises, Incorporated, as reported	(12,072)	(0.26)	17,471	0.39
Adjustments:
Curtailment gains	—		(12,163)
Debt financing costs and reorganization costs	41,942		3,860
Other, net	856		791
	42,798		(7,512)
Income tax effect of adjustments, net, and other unusual tax matters	(15,101)		3,413
	27,697	0.59	(4,099)	(0.09)
Income attributable to Lee Enterprises, Incorporated, as adjusted	15,625	0.33	13,372	0.30

DEBT AND FREE CASH FLOW(4)

Debt was reduced $18.1 million in the current year quarter. Payments totaling $30.4 million were offset by $12.3 million of non-cash fees in the form of additional debt granted to lenders in the refinancing of the company's debt. Free cash flow totaled $0.4 million for the quarter, compared with $11.4 million a year ago. Debt financing and reorganization costs totaling $13.3 million paid in the current year quarter adversely impacted free cash flow. Free cash flow in the 52 weeks ended March 2012 totaled $69.3 million, net of $34.7 million of debt financing and reorganization costs paid. Approximately $8.3 million of debt financing and reorganization costs remained unpaid as of March 25, 2012. Liquidity at the end of the quarter totaled $59.3 million, compared to required debt payments of $12.4 million in the next 12 months.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 48 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.3 million daily and 1.6 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 25.9 million unique visitors in March 2012. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: carl.schmidt@lee.net, (563) 383-2100

LEE ENTERPRISES, INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	March 25 2012	March 27 2011	Percent Change	March 25 2012	March 27 2011	Percent Change

Advertising revenue:
Retail	70,394	72,976	(3.5)	162,109	169,885	(4.6)
Classified:
Employment	9,172	9,203	(0.3)	17,783	17,849	(0.4)
Automotive	9,885	10,288	(3.9)	20,220	21,064	(4.0)
Real estate	5,172	5,889	(12.2)	10,674	12,589	(15.2)
All other	12,904	14,588	(11.5)	26,081	30,113	(13.4)
Total classified	37,133	39,968	(7.1)	74,758	81,615	(8.4)
National	7,052	7,807	(9.7)	17,497	18,107	(3.4)
Niche publications	2,921	3,302	(11.5)	5,636	6,214	(9.3)
Total advertising revenue	117,500	124,053	(5.3)	260,000	275,821	(5.7)
Circulation	44,878	44,821	0.1	91,574	90,298	1.4
Commercial printing	3,066	2,891	6.1	6,207	5,943	4.4
Digital services and other	6,814	6,961	(2.1)	14,038	14,331	(2.0)
Total operating revenue	172,258	178,726	(3.6)	371,819	386,393	(3.8)
Operating expenses:
Compensation	72,524	76,529	(5.2)	146,101	154,549	(5.5)
Newsprint and ink	13,077	14,849	(11.9)	27,937	30,523	(8.5)
Other operating expenses	54,011	57,476	(6.0)	111,253	117,144	(5.0)
Workforce adjustments	542	443	22.3	880	635	38.6
	140,154	149,297	(6.1)	286,171	302,851	(5.5)
Operating cash flow	32,104	29,429	9.1	85,648	83,542	2.5
Depreciation	6,126	7,293	(16.0)	12,362	13,816	(10.5)
Amortization	10,920	11,201	(2.5)	21,844	22,484	(2.8)
Curtailment gain	—	1,991	NM	—	12,163	NM
Equity in earnings of associated companies	1,430	1,148	24.6	4,241	3,852	10.1
Operating income	16,488	14,074	17.2	55,683	63,257	(12.0)

CONSOLIDATED STATEMENTS OF INCOME, continued

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	March 25 2012	March 27 2011	Percent Change	March 25 2012	March 27 2011	Percent Change

Non-operating income (expense):
Financial income	54	18	NM	109	77	41.6
Financial expense	(20,312)	(13,140)	54.6	(33,064)	(26,578)	24.4
Debt financing costs	(715)	(1,895)	(62.3)	(2,739)	(3,861)	(29.1)
Other, net	—	(231)	NM	—	(684)	NM
	(20,973)	(15,248)	37.5	(35,694)	(31,046)	15.0
Income (loss) before reorganization costs and income taxes	(4,485)	(1,174)	NM	19,989	32,211	(37.9)
Reorganization costs	36,626	—	NM	37,867	—	NM
Income (loss) before income taxes	(41,111)	(1,174)	NM	(17,878)	32,211	NM
Income tax expense (benefit)	(14,569)	275	NM	(5,959)	14,682	NM
Net income (loss)	(26,542)	(1,449)	NM	(11,919)	17,529	NM
Net income attributable to non-controlling interests	(83)	(23)	NM	(153)	(58)	NM
Income (loss) attributable to Lee Enterprises, Incorporated	(26,625)	(1,472)	NM	(12,072)	17,471	NM

Earnings (loss) per common share:
Basic	(0.54)	(0.03)	NM	(0.26)	0.39	NM
Diluted	(0.54)	(0.03)	NM	(0.26)	0.39	NM

Average common shares:
Basic	49,552	44,855		47,242	44,766
Diluted	49,552	44,855		47,242	44,768

FREE CASH FLOW

	13 Weeks Ended		26 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	March 25 2012	March 27 2011	March 25 2012	March 27 2011	March 25 2012

Operating income (loss)	16,488	14,074	55,683	63,257	(110,919)
Depreciation and amortization	17,227	18,798	34,567	36,907	70,086
Impairment of goodwill and other assets, including TNI Partners	—	—	—	—	217,039
Curtailment gains	—	(1,991)	—	(12,163)	(3,974)
Stock compensation	244	253	489	771	995
Cash interest expense	(19,084)	(13,277)	(31,961)	(26,851)	(57,751)
Debt financing and reorganization costs paid	(13,319)	(22)	(23,455)	(115)	(34,733)
Financial income	54	18	109	77	328
Cash income tax benefit (paid)	8	(5,376)	(124)	(7,171)	(3,415)
Non-controlling interests	(83)	(23)	(153)	(58)	(282)
Capital expenditures	(1,143)	(1,086)	(3,022)	(2,238)	(8,097)
Total	392	11,368	32,133	52,416	69,277

REVENUE BY REGION

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars)	March 25 2012	March 27 2011	Percent Change	March 25 2012	March 27 2011	Percent Change

Midwest	102,070	106,275	(4.0)	224,112	232,205	(3.5)
Mountain West	32,402	33,723	(3.9)	69,838	72,767	(4.0)
West	18,908	20,350	(7.1)	40,175	44,149	(9.0)
East/Other	18,878	18,378	2.7	37,694	37,272	1.1
Total	172,258	178,726	(3.6)	371,819	386,393	(3.8)

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	March 25 2012	March 27 2011

Cash	29,655	24,897
Restricted cash and investments	—	5,101
Debt (Principal Amount)	965,500	1,025,760

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			26 Weeks Ended
	March 25 2012	March 27 2011	Percent Change	March 25 2012	March 27 2011	Percent Change

Capital expenditures (Thousands of Dollars)	1,143	1,086	5.2	3,022	2,238	35.0
Newsprint volume (Tonnes)	19,203	21,210	(9.5)	40,661	44,011	(7.6)
Average full-time equivalent employees	5,467	5,913	(7.5)	5,562	6,006	(7.4)

NOTES

(1)
Adjusted net income (loss) and adjusted earnings (loss) per common share, which are defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature, are non-GAAP (Generally Accepted Accounting Principles) financial measures. Reconciliations of adjusted net income (loss) and adjusted earnings (loss) per common share to income attributable to Lee Enterprises, Incorporated, and earnings (loss) per common share are included in tables accompanying this release.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(2)
Operating cash flow, which is defined as operating income before depreciation, amortization, curtailment gains and equity in earnings of associated companies, and operating cash flow margin (operating cash flow divided by operating revenue) are non-GAAP financial measures. See (1) above. Reconciliations of operating cash flow to operating income, the most directly comparable GAAP measure, are included in a table accompanying this release.

(3)	Including the 53rd week of operations in 2012, such expenses are expected to decrease 2.5-3.5%.

(4)
Free cash flow, which is defined as operating income, plus depreciation and amortization, impairment charges, stock compensation, financial income and cash income tax benefit, minus curtailment gains, financial expense (exclusive of non-cash amortization and accretion), cash income taxes, capital expenditures and minority interest, is a non-GAAP financial measure. See (1) above. Reconciliations of free cash flow to operating income, the most directly comparable GAAP measure, are included in a table accompanying this release. Changes in working capital are excluded.

(5)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior period has been adjusted for comparative purposes, and the reclassifications have no impact on earnings.